Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE REPORTS FOURTH-QUARTER 2011 NET INCOME OF

$3.7 BILLION, OR $0.90 PER SHARE, ON REVENUE1 OF $22.2 BILLION

FULL-YEAR 2011 RECORD NET INCOME OF $19.0 BILLION,

OR $4.48 PER SHARE, ON REVENUE1 OF $99.8 BILLION

JPMORGAN CHASE SUPPORTED CONSUMERS, BUSINESSES AND COMMUNITIES

•	Supported consumers

▪	Provided $252 billion of credit[2] to consumers in 2011

▪	Provided new credit cards to 8.5 million people in 2011

▪	Originated over 765,000 mortgages in 2011

▪	Offered over 1.2 million mortgage modifications and completed 452,000 since 2009

•	Supported businesses

▪	Provided $545 billion of credit[2] to businesses in 2011, up 28%, including

-	$257 billion[2] for Investment Bank clients, up 29%

-	$106 billion[2] for Commercial Banking clients, up 18%

-	$65 billion[2] for Treasury & Securities Services clients, up 14%

-	$100 billion[2] for Asset Management clients, up 48%

-	$17 billion[2] to U.S. small businesses, up 52%

▪	Raised $1.0 trillion of capital for clients in 2011, up 23%

•	Supported our communities

▪	$68 billion of capital raised for and credit[2] provided to over 1,200 nonprofit and government entities, including states, municipalities, hospitals and universities in 2011

▪	Donated $275 million to nonprofits in our communities worldwide in 2011

▪	Hired 3,000 U.S. military veterans in 2011

INVESTED IN THE FIRM’S FUTURE

•	Consumer & Business Banking opened 260 new branches, added 3,800 salespeople in 2011

•	Global Corporate Bank expanded to 250 bankers, covering 3,500 corporate clients around the world

•	Opened more than 20 new offices outside the U.S. over the last two years

•	Asset Management added 160 private bank client advisors in 2011

•	Added more than 17,000 jobs in the U.S. in 2011

Investor Contact: Sarah Youngwood (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1]	Presented on a managed basis. For notes on managed basis and other non-GAAP measures, see page 14.
[2]	For notes on financial measures, see pages 14 and 15.

J.P. Morgan Chase & Co.

News Release

BUSINESS RESULTS

•	#1 ranking for Global Investment Banking Fees for 2011

•	Credit card sales volume[2] up 10% for 2011; net charge-offs improved

•	Commercial Banking reported record revenue and net income for 2011; strong loan growth, up 13%, record deposit[2] balances, up 26%

•	Treasury & Securities Services reported record deposit[2] balances, up 28% for 2011

•	Asset Management reported record revenue for 2011

•	Fourth-quarter results included the following significant items:

▪	$567 million pretax ($0.09 per share after-tax reduction in earnings) loss from debit valuation adjustments (“DVA”) in the Investment Bank

▪	$528 million pretax ($0.08 per share after-tax reduction in earnings) expense for additional litigation reserves, predominantly for mortgage-related matters, in Corporate

▪	$730 million pretax ($0.11 per share after-tax increase in earnings) benefit from reduced loan loss reserves, primarily related to credit card

•	Fortress balance sheet maintained:

▪	Basel I Tier 1 Common[1] of $123 billion, or 10.0%, and estimated Basel III Tier 1 Common[1] of 7.9%

▪	Credit reserves at $28.3 billion, with loan loss coverage ratio at 3.35% of total loans[1]

▪	Total deposits of $1.1 trillion, up 21% from prior year

New York, January 13, 2012 — Jamie Dimon, Chairman and Chief Executive Officer of JPMorgan Chase & Co. (NYSE: JPM), commented: “Every day, we put the Firm’s resources to work to help our customers, corporate clients and the communities where we do business. During 2011, the Firm provided credit2 and raised capital of over $1.8 trillion for our commercial and consumer clients, up 18% from the prior year. We provided more than $17 billion of credit2 to U.S. small businesses, up 52% over prior year. We raised capital or provided credit2 of $68 billion for more than 1,200 not-for-profit and government entities, including states, municipalities, hospitals and universities. We also provided new credit cards to 8.5 million people and originated more than 765,000 mortgages. In order to help struggling homeowners, the Firm has offered more than 1.2 million mortgage modifications since 2009, of which 452,000 were completed.”

JPMorgan Chase reported net income of $3.7 billion for the fourth quarter of 2011, compared with $4.8 billion for the fourth quarter of 2010. Earnings per share were $0.90 for the fourth quarter of 2011, compared with $1.12 for the fourth quarter of 2010. Full-year 2011 net income was a record $19.0 billion, compared with $17.4 billion for the prior year. Earnings per share were $4.48 for 2011, compared with $3.96 for 2010.

Commenting on financial results, Dimon said: “The Firm’s returns on tangible common equity1 for the fourth quarter of 2011 and the full year 2011 were 11% and 15%, respectively. We believe these returns were reasonable given the environment, although the return for the fourth quarter was modestly disappointing. Several significant items affected the Firm’s fourth-quarter results, including a $567 million pretax DVA loss which reflected the tightening of the Firm’s credit spreads. As we have consistently said, whether positive or negative, we do not consider DVA reflective of the underlying operations of the company.”

J.P. Morgan Chase & Co.

News Release

“We were pleased that the Investment Bank continued to rank #1 in Global Investment Banking Fees for 2011. Consumer & Business Banking opened 260 new branches and increased deposits by 8% in 2011. In our Card business, credit card sales volume2 was up 10% for 2011. Treasury & Securities Services reported record deposits2, up 28% for 2011. Commercial Banking reported record deposit2 balances, up 26%, and record net income for 2011.”

Dimon added: “As the economy continues to recover, we are gratified to see signs of improvement in loan demand and credit quality. Commercial Banking had its sixth consecutive quarter of loan growth, including a 17% increase in middle-market loans over the prior year. In Treasury & Securities Services, trade loans were up 73% over the prior year. Business Banking loans were up 5% over the prior year reflecting a 24% increase in origination volume during 2011. Mortgage originations through the Firm’s retail channel were strong. Finally, the Card business had continued loan growth in the fourth quarter as the Chase credit card portfolio1 ended the year with outstandings of $120.0 billion.”

“Firmwide, net charge-offs were $2.9 billion in the fourth quarter, down 43% compared with the prior year, and nonperforming assets declined by 33%. Mortgage net charge-offs and delinquencies modestly improved, but both remained at elevated levels. With respect to our credit card portfolio, the net charge-off rate1 improved to 3.93%, down from 4.34% in the prior quarter and 7.08% in the prior year. Wholesale credit performance remained stable.”

Commenting on the balance sheet, Dimon said “We maintained our fortress balance sheet, ending the year with a strong Basel I Tier 1 Common1 ratio of 10.0%. Our capital position allowed us to repurchase $9 billion of common stock2 during 2011, including $950 million during the fourth quarter. We estimate that our Basel III Tier 1 Common1 ratio was approximately 7.9% at the end of the fourth quarter. Our total firmwide credit reserves were $28.3 billion, resulting in a firmwide coverage ratio of 3.35% of total loans1. The Firm’s total deposits increased to $1.1 trillion, up 21% compared with the prior year.”

Dimon concluded: “I am proud of the work our 260,000 employees have done this past year to continue the Firm’s 200-year tradition of showing leadership and responsibility during challenging times. JPMorgan Chase has a positive impact on the lives of millions of people and the communities in which they live. All of the Firm’s accomplishments and our success in the future rest on a foundation of capital strength and careful stewardship of the Firm through this challenging economy and a new, complex regulatory environment. We are working hard to help our clients thrive, economies grow and communities prosper.”

In the discussion below of the business segments and of JPMorgan Chase as a Firm, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 14. The following discussion compares the fourth quarters of 2011 and 2010 unless otherwise noted.

J.P. Morgan Chase & Co.

News Release

INVESTMENT BANK (IB)

Results for IB				3Q11		4Q10
($ millions)	4Q11	3Q11	4Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,358	$6,369	$6,213	($2,011)	(32)%	($1,855)	(30)%
Provision for Credit Losses	272	54	(271)	218	404	543	NM
Noninterest Expense	2,969	3,799	4,201	(830)	(22)	(1,232)	(29)
Net Income	$ 726	$1,636	$1,501	($910)	(56)%	($775)	(52)%

Discussion of Results:

Net income was $726 million, down 52% from the prior year. These results reflected lower net revenue and an increased provision for credit losses, predominantly offset by lower noninterest expense. Net revenue included a $567 million loss from debit valuation adjustments (“DVA”) on certain structured and derivative liabilities resulting from the tightening of the Firm’s credit spreads. Excluding the impact of DVA, net revenue was $4.9 billion and net income was $1.1 billion.

Net revenue was $4.4 billion, compared with $6.2 billion in the prior year. Investment banking fees were down 39% to $1.1 billion, consisting of debt underwriting fees of $553 million (down 40%), equity underwriting fees of $169 million (down 65%), and advisory fees of $397 million (down 6%). Fixed Income Markets revenue was $2.5 billion, down 13% (down 9% excluding the impact of DVA) from the prior year, with solid client revenue. Equity Markets revenue was $779 million, down 31% (down 26% excluding the impact of DVA) from the prior year, primarily reflecting lower market volumes. For the current quarter, DVA losses were $135 million in Fixed Income Markets and $27 million in Equity Markets. Credit Portfolio recorded a loss of $31 million due to DVA losses of $405 million, offset by net interest income and fees on retained loans, as well as net CVA gains.

The provision for credit losses was $272 million, driven by net charge-offs of $199 million and an increase in the allowance for loan losses due to portfolio activity, compared with net recoveries of $23 million and a reduction of the allowance in the prior year. The ratio of the allowance for loan losses to end-of-period loans retained was 2.11%, compared with 3.51% in the prior year.

Noninterest expense was $3.0 billion, down 29% from the prior year, driven by both lower compensation and noncompensation expense.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted, and all rankings are according to Dealogic)

•	Ranked #1 in Global Investment Banking Fees for the year ended December 31, 2011.

•

Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Syndicated Loans; #2 in Global Announced M&A; #1 in Global Long-Term Debt; and #3 in Global Equity and Equity-related, based on volume, for year ended December 31, 2011.

•	Return on equity was 7% on $40.0 billion of average allocated capital (11% ex-DVA).

•	End-of-period total loans were $71.1 billion, up 25% from the prior year and 18% from the prior quarter.

J.P. Morgan Chase & Co.

News Release

RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				3Q11		4Q10
($ millions)	4Q11	3Q11	4Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$6,395	$7,535	$7,699	($1,140)	(15)%	($1,304)	(17)%
Provision for Credit Losses	779	1,027	2,418	(248)	(24)	(1,639)	(68)
Noninterest Expense	4,722	4,565	4,471	157	3	251	6
Net Income	$ 533	$1,161	$ 459	($628)	(54)%	$ 74	16%

Discussion of Results:

Net income was $533 million, compared with $459 million in the prior year.

Net revenue was $6.4 billion, a decrease of $1.3 billion, or 17%, compared with the prior year. Net interest income was $4.0 billion, down by $298 million, or 7%, reflecting lower loan balances due to portfolio runoff and narrower loan spreads. Noninterest revenue was $2.4 billion, down by $1.0 billion, or 29%, driven by lower mortgage fees and related income and lower debit card income.

The provision for credit losses was $779 million, a decrease of $1.6 billion from the prior year and a decrease of $248 million from the prior quarter, and included a $230 million net reduction in the allowance for loan losses. The net change in the allowance reflects a reduction of $1.0 billion in the allowance related to the non-credit-impaired portfolio, as estimated losses in that portfolio declined, predominantly offset by an increase of $770 million reflecting additional impairment of the Washington Mutual purchased credit-impaired portfolio due to higher-than-expected default frequency relative to modeled lifetime loss estimates. The prior-year provision reflected a higher impairment on the purchased credit-impaired portfolio and higher net charge-offs. The allowance for loan losses to end-of-period loans retained, excluding purchased credit-impaired loans, was 5.71%, compared with 5.86% in the prior year and 6.26% in the prior quarter.

Noninterest expense was $4.7 billion, an increase of $251 million, or 6%, from the prior year, driven by investments in sales force, new branch builds and higher mortgage production costs.

Consumer & Business Banking reported net income of $802 million, a decrease of $150 million, or 16%, compared with the prior year.

Net revenue was $4.3 billion, down 2% from the prior year. Net interest income was $2.7 billion, relatively flat compared with the prior year, as the impact of lower deposit spreads was offset by the effect of higher deposit balances. Noninterest revenue was $1.6 billion, a decrease of 7%, driven by lower debit card revenue reflecting the impact of the Durbin Amendment, partially offset by increased deposit-related fees.

The provision for credit losses was $132 million, compared with $69 million in the prior year. The prior year reflected a $100 million reduction to the allowance for loan losses. Net charge-offs were $132 million (3.02% net charge-off rate), compared with $169 million (4.04% net charge-off rate) in the prior year.

Noninterest expense was $2.8 billion, up 6% from the prior year, due to investments in sales force and new branch builds.

J.P. Morgan Chase & Co.

News Release

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Checking accounts totaled 26.6 million, down 2% compared with the prior year, driven by the attrition of converted WaMu Free Checking accounts; and were flat compared with the prior quarter.

•	Average total deposits were $367.9 billion, up 7% from the prior year and 2% from the prior quarter.

•	Deposit margin was 2.76%, compared with 2.96% in the prior year and 2.82% in the prior quarter.

•

End-of-period Business Banking loans were $17.7 billion, up 5% from the prior year and 2% from the prior quarter; originations were $1.4 billion, down 3% from the prior year and 4% from the prior quarter.

•	Branch sales of credit cards were down 28% from the prior year and 13% from the prior quarter.

•	Branch sales of investment products decreased 23% from the prior year and 8% from the prior quarter.

•	Client investment assets, excluding deposits, increased 4% from both the prior year and the prior quarter.

•	Number of active mobile customers increased 57% compared with the prior year and 16% compared with the prior quarter.

•	Number of branches was 5,508, an increase of 240 from the prior year and 112 from the prior quarter.

Mortgage Production and Servicing reported a net loss of $258 million, compared with net income of $330 million in the prior year.

Mortgage production pretax income was $161 million, a decrease of $392 million, or 71%, from the prior year. Production-related revenue, excluding repurchase losses, was $1.1 billion, a decrease of $269 million, or 20%, from the prior year, reflecting narrower margins and lower volumes. Production expense was $518 million, an increase of $82 million, or 19%, reflecting a shift to higher-cost originations within the retail channel as well as enhanced underwriting processes. Repurchase losses were $390 million, compared with repurchase losses of $349 million in the prior year. The higher losses were primarily driven by an acceleration of Agency demands.

Mortgage servicing resulted in a pretax loss of $586 million, compared with pretax income of $14 million in the prior year, largely due to mortgage servicing rights (“MSR”) risk management loss. Servicing-related revenue was $1.1 billion, a decline of 9% from the prior year, as a result of the decline in third-party loans serviced. MSR asset amortization was $406 million, compared with $555 million in the prior year; this reflected reduced amortization as a result of a lower MSR asset value. Servicing expense was $925 million, a decrease of $33 million, or 3% from the prior year. The prior-year servicing expense included $374 million related to foreclosure-related matters. MSR risk management was a loss of $377 million, down $667 million compared with the prior year. The current-quarter MSR risk management loss included an $832 million decrease in the fair value of the MSR asset, partially offset by $460 million of net gains on the associated derivative hedges.

J.P. Morgan Chase & Co.

News Release

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•

Mortgage loan originations were $38.6 billion, down 24% from the prior year and up 5% from the prior quarter; Retail originations (branch and direct to consumer) were $23.1 billion, up 1% from the prior year and 3% from the prior quarter.

•	Total third-party mortgage loans serviced was $902.2 billion, down 7% from the prior year and 2% from the prior quarter.

Real Estate Portfolios reported a net loss of $11 million, compared with a net loss of $823 million in the prior year. The improvement was driven by a lower provision for credit losses, partially offset by lower net revenue.

Net revenue was $1.1 billion, down by $269 million, or 20%, from the prior year. The decrease was driven by a decline in net interest income as a result of lower loan balances due to portfolio runoff.

The provision for credit losses was $646 million, compared with $2.3 billion in the prior year, and included a net reduction of the allowance for loan losses of $230 million. The net change in the allowance reflected a reduction of $1.0 billion in the allowance related to the non-credit-impaired portfolio as estimated losses declined, predominantly offset by an increase of $770 million reflecting additional impairment of the Washington Mutual purchased credit-impaired portfolio due to higher-than-expected default frequency relative to modeled lifetime loss estimates. The prior-year provision reflected a higher impairment of the purchased credit-impaired portfolio and higher net charge-offs. Home equity net charge-offs were $579 million (2.90% net charge-off rate1), compared with $792 million (3.48% net charge-off rate1) in the prior year. Subprime mortgage net charge-offs were $143 million (5.74% net charge-off rate1), compared with $429 million (14.42% net charge-off rate1). Prime mortgage, including option ARMs, net charge-offs were $151 million (1.33% net charge-off rate1), compared with $558 million (4.37% net charge-off rate1).

Noninterest expense was $432 million, up by $19 million, or 5%, from the prior year.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Average mortgage loans were $98.2 billion, down by $13.2 billion.

•	Average home equity loans were $102.0 billion, down by $12.9 billion.

•	Allowance for loan losses was $14.4 billion, compared with $14.7 billion in the prior year.

CARD SERVICES & AUTO (Card)

Results for Card				3Q11		4Q10
($ millions)	4Q11	3Q11	4Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,814	$4,775	$5,072	$ 39	1%	($258)	(5)%
Provision for Credit Losses	1,060	1,264	709	(204)	(16)	351	50
Noninterest Expense	2,025	2,115	1,867	(90)	(4)	158	8
Net Income	$1,051	$ 849	$1,548	$202	24%	($497)	(32)%

Discussion of Results:

Net income was $1.1 billion, a decrease of $497 million, or 32%, compared with the prior year. The decrease was driven by a $1.7 billion lower reduction in the allowance compared with the prior year, predominantly offset by lower net charge-offs.

J.P. Morgan Chase & Co.

News Release

Net revenue was $4.8 billion, a decrease of $258 million, or 5%, from the prior year. Net interest income was $3.5 billion, down $438 million, or 11%, from the prior year. The decrease was driven by narrower loan spreads and lower average loan balances, partially offset by lower revenue reversals associated with lower net charge-offs. Noninterest revenue was $1.3 billion, an increase of $180 million, or 16%, from the prior year. The increase was driven by lower partner revenue-sharing reflecting the impact of the Kohl’s portfolio sale, higher net interchange income, and the transfer of the Commercial Card business to Card from Treasury & Securities Services in the first quarter of 2011; these factors were partially offset by lower revenue from fee-based products. Excluding the impact of the Commercial Card business, noninterest revenue increased 10%.

The provision for credit losses was $1.1 billion, compared with $709 million in the prior year and $1.3 billion in the prior quarter. The current-quarter provision reflected lower net charge-offs and a reduction of $500 million to the allowance for loan losses due to lower estimated losses. The prior-year provision included a reduction of $2.2 billion to the allowance for loan losses. The net charge-off rate was 3.27%, down from 5.73% in the prior year and 3.47% in the prior quarter; the 30+ day delinquency rate was 2.32%, down from 3.23% in the prior year and 2.36% in the prior quarter. Excluding the Washington Mutual and Commercial Card portfolios, the Credit Card net charge-off rate1 was 3.93%, down from 7.08% in the prior year and 4.34% in the prior quarter; and the 30+ day delinquency rate1 was 2.54%, down from 3.66% in the prior year and 2.64% in the prior quarter. The Auto net charge-off rate was 0.37%, down from 0.58% in the prior year and up from 0.36% in the prior quarter. The Student net charge-off rate was 3.69%, up from 3.22% in the prior year and 2.66% in the prior quarter.

Noninterest expense was $2.0 billion, an increase of $158 million, or 8%, from the prior year, due to higher marketing expense and the inclusion of the Commercial Card business. Excluding the impact of the Commercial Card business, noninterest expense increased 4%.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Return on equity was 26% on $16.0 billion of average allocated capital.

•

Excluding the Washington Mutual and Commercial Card portfolios, Card Services net revenue as a percentage of average loans was 11.64%, compared with 11.78% in the prior year and 11.68% in the prior quarter.

•	Credit Card average loans were $128.6 billion, a decrease of $7.0 billion, or 5%, from the prior year and an increase of $2.1 billion, or 2%, from the prior quarter.

•	Credit Card new accounts of 2.2 million were opened.

•

Excluding the Washington Mutual and Commercial Card portfolios, Credit Card sales volume[2] was $91.0 billion, up 9% compared with the prior year and 7% compared with the prior quarter; excluding also the impact of the Kohl’s portfolio sale, sales volume was up 14% compared with prior year.

•

Merchant processing volume was $152.6 billion, up 20% from the prior year and 10% from the prior quarter; total transactions processed were 6.8 billion, up 21% from the prior year and 11% from the prior quarter.

•	Average auto loans were $46.9 billion, down 3% from the prior year and up 1% from the prior quarter.

•	Auto originations were $4.9 billion, up 2% from the prior year and down 17% from the prior quarter.

J.P. Morgan Chase & Co.

News Release

COMMERCIAL BANKING (CB)

Results for CB				3Q11		4Q10
($ millions)	4Q11	3Q11	4Q10	$O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,687	$1,588	$1,611	$99	6%	$ 76	5%
Provision for Credit Losses	40	67	152	(27)	(40)	(112)	(74)
Noninterest Expense	579	573	558	6	1	21	4
Net Income	$ 643	$ 571	$ 530	$72	13%	$113	21%

Discussion of Results:

Net income was $643 million, an increase of $113 million, or 21%, from the prior year. The improvement was driven by a decrease in the provision for credit losses and higher net revenue.

Record net revenue of $1.7 billion increased $76 million, or 5%, from the prior year. Net interest income was $1.1 billion, up by $112 million, or 11%, driven by growth in liability and loan balances, partially offset by spread compression on liability products. Noninterest revenue was $571 million, down by $36 million, or 6%, compared with the prior year. The prior year reflected higher gains on sales of loans and other real estate owned.

Revenue from Middle Market Banking was $810 million, an increase of $29 million, or 4%, from the prior year. Revenue from Commercial Term Lending was $299 million, a decrease of $2 million, or 1%, compared with the prior year. Revenue from Corporate Client Banking was $326 million, an increase of $24 million, or 8%, from the prior year. Revenue from Real Estate Banking was $115 million, a decrease of $2 million, or 2%, from the prior year.

The provision for credit losses was $40 million, compared with $152 million in the prior year. Net charge-offs were $99 million (0.36% net charge-off rate), compared with net charge-offs of $286 million (1.16% net charge-off rate) in the prior year and $17 million (0.06% net charge-off rate) in the prior quarter. The allowance for loan losses to end-of-period loans retained was 2.34%, down from 2.61% in the prior year and 2.50% in the prior quarter. Nonaccrual loans were $1.1 billion, down by $947 million, or 47%, from the prior year, largely as a result of commercial real estate repayments and loan sales; and were down $390 million, or 27%, from the prior quarter.

Noninterest expense was $579 million, an increase of $21 million, or 4%, from the prior year, primarily reflecting higher regulatory deposit assessments and headcount-related2 expense.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Return on equity was 32% on $8.0 billion of average allocated capital.

•	Overhead ratio was 34%, compared with 35% in the prior year.

•	Gross investment banking revenue (which is shared with the Investment Bank) was $350 million, up by $3 million, or 1% from the prior year.

•	Record gross investment banking revenue of $1.4 billion for full-year 2011.

J.P. Morgan Chase & Co.

News Release

•	Average loan balances were $109.9 billion, up by $11.5 billion, or 12%, from the prior year and $4.6 billion, or 4%, from the prior quarter.

•	End-of-period loan balances were $112.0 billion, up by $13.1 billion, or 13%, from the prior year and $4.6 billion, or 4%, from the prior quarter.

•	Average liability balances were a record $199.1 billion, up by $51.6 billion, or 35%, from the prior year and $18.9 billion, or 10%, from the prior quarter.

TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				3Q11		4Q10
($ millions)	4Q11	3Q11	4Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,022	$1,908	$1,913	$114	6%	$109	6%
Provision for Credit Losses	19	(20)	10	39	NM	9	90
Noninterest Expense	1,563	1,470	1,470	93	6	93	6
Net Income	$ 250	$ 305	$ 257	($55)	(18)%	($7)	(3)%

Discussion of Results:

Net income was $250 million, a decrease of $7 million, or 3%, from the prior year. Compared with the prior quarter, net income decreased by $55 million, or 18%, primarily driven by higher Global Corporate Bank (“GCB”) credit allocation expense and provision for credit losses.

Net revenue was $2.0 billion, an increase of $109 million, or 6%, from the prior year. Excluding the impact of the Commercial Card business, net revenue was up 9%. Treasury Services (“TS”) net revenue was $1.1 billion, an increase of $98 million, or 10%. The increase was driven by higher deposit balances and higher trade loan volumes, partially offset by the transfer of the Commercial Card business to Card in the first quarter of 2011. Excluding the impact of the Commercial Card business, TS net revenue increased 17%. Worldwide Securities Services net revenue was $971 million, an increase of 1% compared with the prior year.

TSS generated firmwide net revenue2 of $2.7 billion, including $1.7 billion by TS; of that amount, $1.1 billion was recorded in TS, $600 million in Commercial Banking, and $69 million in other lines of business. The remaining $971 million of firmwide net revenue was recorded in Worldwide Securities Services.

The provision for credit losses was $19 million, reflecting growth in trade loans.

Noninterest expense was $1.6 billion, an increase of $93 million, or 6%, from the prior year. The increase was mainly driven by expenses related to exiting unprofitable business, partially offset by the transfer of the Commercial Card business to Card. Excluding the Commercial Card business, TSS noninterest expense increased by 11%.

Results for the quarter included a $60 million credit allocation expense, primarily driven by net charge-offs related to the traditional credit portfolio for GCB clients that are managed jointly by IB and TSS.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Pretax margin[2] was 19%, compared with 21% in the prior year and 24% in the prior quarter.

•	Return on equity was 14% on $7.0 billion of average allocated capital.

J.P. Morgan Chase & Co.

News Release

•	Average liability balances were $364.2 billion, up 42%.

•	Assets under custody were $16.9 trillion, up 5%.

•	End-of-period trade loans were $36.7 billion, up 73%.

ASSET MANAGEMENT (AM)

Results for AM				3Q11		4Q10
($ millions)	4Q11	3Q11	4Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,284	$2,316	$2,613	($32)	(1)%	($329)	(13)%
Provision for Credit Losses	24	26	23	(2)	(8)	1	4
Noninterest Expense	1,752	1,796	1,777	(44)	(2)	(25)	(1)
Net Income	$ 302	$ 385	$ 507	($83)	(22)%	($205)	(40)%

Discussion of Results:

Net income was $302 million, a decrease of $205 million, or 40%, from the prior year. These results reflected lower net revenue, partially offset by lower noninterest expense.

Net revenue was $2.3 billion, a decrease of $329 million, or 13%, from the prior year. Noninterest revenue was $1.8 billion, down by $394 million, or 18%, due to lower performance fees, lower loan-related revenue, the effect of lower market levels and lower valuations of seed capital investments. Net interest income was $446 million, up by $65 million, or 17%, due to higher deposit and loan balances, partially offset by narrower deposit spreads.

Revenue from Private Banking was $1.2 billion, down 12% from the prior year. Revenue from Institutional was $558 million, down 17%. Revenue from Retail was $514 million, down 9%.

Assets under supervision were $1.9 trillion, an increase of $81 billion, or 4%, from the prior year. Assets under management were $1.3 trillion, an increase of $38 billion, or 3%, from the prior year. Both increases were due to net inflows to long-term and liquidity products, partially offset by the impact of lower market levels. Custody, brokerage, administration and deposit balances were $585 billion, up by $43 billion, or 8%, due to deposit and custody inflows.

The provision for credit losses was $24 million, compared with $23 million in the prior year.

Noninterest expense was $1.8 billion, a decrease of $25 million, or 1%, largely resulting from lower performance-based compensation, predominantly offset by higher headcount-related2 expense.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Pretax margin[2] was 22%, down from 31%.

•

Assets under management reflected net inflows of $71 billion for the 12 months ended December 31, 2011. For the quarter, net inflows were $58 billion reflecting net inflows of $53 billion to liquidity products and $5 billion to long-term products.

•	Assets under management ranked in the top two quartiles for investment performance were 78% over 5 years, 72% over 3 years and 48% over 1 year.

•	Customer assets in 4 and 5 Star–rated funds were 43% of all rated mutual fund assets.

J.P. Morgan Chase & Co.

News Release

•	Average loans were $54.7 billion, up 29% from the prior year and 4% from the prior quarter.

•	End-of-period loans were $57.6 billion, up 31% from the prior year and 6% from the prior quarter.

•	Average deposits were $121.5 billion, up 36% from the prior year and 9% from the prior quarter.

CORPORATE/PRIVATE EQUITY

Results for Corporate/Private Equity				3Q11		4Q10
($ millions)	4Q11	3Q11	4Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$698	($132)	$1,631	$830	NM	($933)	(57)%
Provision for Credit Losses	(10)	(7)	2	(3)	(43)%	(12)	NM
Noninterest Expense	930	1,216	1,699	(286)	(24)%	(769)	(45)%
Net Income/(Loss)	$223	($645)	$ 29	$868	NM	$194	NM

Discussion of Results:

Net income was $223 million, compared with net income of $29 million in the prior year.

Private Equity reported a net loss of $89 million, compared with net income of $178 million in the prior year. Net revenue was negative $113 million, driven by write-downs on private investments. Net revenue declined by $468 million compared with the prior year due to the absence of prior-year gains from sales. Noninterest expense was $28 million, a decrease of $49 million from the prior year.

Corporate reported net income of $312 million, compared with a net loss of $149 million in the prior year. Net revenue was $811 million, a decrease of $465 million, reflecting lower securities gains, partially offset by higher net interest income, reflecting higher securities balances and active deployment of the Firm’s excess cash position. Securities gains were $54 million in the current quarter, compared with $1.2 billion in the prior year. Noninterest expense of $902 million was down from $1.6 billion in the prior year, primarily reflecting lower litigation expense. The current quarter included $528 million of additional litigation reserves, predominantly for mortgage-related matters, compared with $1.5 billion of litigation reserves in the prior year.

JPMORGAN CHASE (JPM)(*)

Results for JPM				3Q11		4Q10
($ millions)	4Q11	3Q11	4Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$22,198	$24,368	$26,722	($2,170)	(9)%	($4,524)	(17)%
Provision for Credit Losses	2,184	2,411	3,043	(227)	(9)	(859)	(28)
Noninterest Expense	14,540	15,534	16,043	(994)	(6)	(1,503)	(9)
Net Income	$ 3,728	$ 4,262	$ 4,831	($534)	(13)%	($1,103)	(23)%

(*)	Presented on a managed basis. See notes on page 14 for further explanation of managed basis. Net revenue on a U.S. GAAP basis totaled $21,471 million, $23,763 million, and $26,098 million for the fourth quarter of 2011, third quarter of 2011, and fourth quarter of 2010, respectively.

Discussion of Results:

Net income was $3.7 billion, down by $1.1 billion, or 23%, from the prior year. The decrease in earnings was driven by lower net revenue, largely offset by lower noninterest expense and a lower provision for credit losses.

J.P. Morgan Chase & Co.

News Release

Net revenue was $22.2 billion, down by $4.5 billion, or 17%, compared with the prior year. Net revenue included a $567 million loss from DVA on certain structured and derivative liabilities resulting from the tightening of the Firm’s credit spreads. Noninterest revenue was $9.9 billion, down by $4.6 billion, or 32%, from the prior year. The decrease was driven by lower securities gains, lower principal transactions revenue, lower mortgage fees and related income and lower investment banking fees, partially offset by higher lending and deposit-related fees. Net interest income was $12.3 billion, flat to the prior year.

The provision for credit losses was $2.2 billion, down by $859 million, or 28%, from the prior year. The total consumer provision for credit losses was $1.8 billion, compared with $3.1 billion in the prior year. The decrease in the provision reflected improved delinquency trends across most consumer portfolios compared with the prior year, partially offset by the impact of a larger net reduction in the allowance for loan losses in the prior year. Consumer net charge-offs1 were $2.6 billion, compared with $4.8 billion in the prior year, resulting in net charge-off rates of 2.74% and 4.89%, respectively. The wholesale provision for credit losses was $353 million, an increase of $439 million when compared with a benefit of $86 million in the prior year, primarily related to loan growth. Wholesale net charge-offs were $346 million, compared with $271 million in the prior year, resulting in net charge-off rates of 0.52% and 0.49%, respectively. The Firm’s allowance for loan losses to end-of-period loans retained1 was 3.35%, compared with 4.46% in the prior year. The Firm’s nonperforming assets totaled $11.0 billion at December 31, 2011, down from the prior-year level of $16.6 billion and from the prior-quarter level of $12.2 billion.

Noninterest expense was $14.5 billion, down 9% from the prior year, driven by lower noncompensation expense.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Basel I Tier 1 Common ratio[1] was 10.0% at December 31, 2011, compared with 9.9% at September 30, 2011, and 9.8% at December 31, 2010.

•	Headcount was 260,157, an increase of 20,326, or 8%.

J.P. Morgan Chase & Co.

News Release

1. Notes on non-GAAP financial measures:

a. In addition to analyzing the Firm’s results on a reported basis, management reviews the Firm’s results and the results of the lines of business on a “managed” basis, which is a non-GAAP financial measure. The Firm’s definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully tax equivalent (“FTE”) basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits are presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business.

b. The ratio of the allowance for loan losses to end-of-period loans excludes the following: loans accounted for at fair value and loans held-for-sale; purchased credit-impaired (“PCI”) loans; and the allowance for loan losses related to PCI loans. Additionally, Real Estate Portfolios net charge-off rates exclude the impact of PCI loans. The allowance for loan losses related to the purchased credit-impaired portfolio totaled $5.7 billion, $4.9 billion and $4.9 billion at December 31, 2011, September 30, 2011, and December 31, 2010, respectively.

c. The Basel I Tier 1 common ratio is Tier 1 common divided by risk-weighted assets. Tier 1 common is defined as Tier 1 capital less elements of Tier 1 capital not in the form of common equity, such as perpetual preferred stock, noncontrolling interests in subsidiaries and trust preferred capital debt securities. Tier 1 common, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of the Firm’s capital with the capital of other financial services companies. The Firm uses Tier 1 common along with other capital measures to assess and monitor its capital position. On December 16, 2010, the Basel Committee issued the final version of the Basel Capital Accord, commonly referred to as “Basel III.” The Firm’s estimate of its Tier 1 common ratio under Basel III is a non-GAAP financial measure and reflects the Firm’s current understanding of the Basel III rules and the application of such rules to its businesses as currently conducted. The Firm’s estimates of its Basel III Tier 1 common ratio will evolve over time as the Firm’s businesses change, and as a result of further rule-making on Basel III implementation from U.S. federal banking agencies. Management considers this estimate as a key measure to assess the Firm’s capital position in conjunction with its capital ratios under Basel I requirements, in order to enable management, investors and analysts to compare the Firm’s capital under the Basel III capital standards with similar estimates provided by other financial services companies.

d. In Card Services, supplemental information is provided for Chase, excluding the Washington Mutual and Commercial Card portfolios, to provide more meaningful measures that enable comparability with prior periods. The net charge-off rate and 30+ delinquency rate presented include loans held-for-sale.

2. Additional notes on financial measures:

a. Headcount-related expense includes salary and benefits (excluding performance-based incentives), and other noncompensation costs related to employees.

b. Treasury & Securities Services firmwide metrics include certain TSS product revenue and liability balances reported in other lines of business related to customers who are also customers of those other lines of business. In order to capture the firmwide impact of TSS products and revenue, management reviews firmwide metrics such as liability balances, revenue and overhead ratios in assessing financial performance for TSS. Firmwide metrics are necessary, in management’s view, in order to understand the aggregate TSS business.

c. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of their respective competitors.

d. Credit card sales volume is presented excluding Commercial Card, which was transferred to Card Services & Auto in the first quarter of 2011.

e. Deposit balances for Commercial Banking and Treasury & Securities Services are shown on an average basis and include deposits, as well as deposits that are swept to on-balance sheet liabilities (e.g., commercial paper, federal funds purchased, time deposits, and securities loaned or sold under repurchase agreements) as part of customer cash management programs.

J.P. Morgan Chase & Co.

News Release

f. Common stock repurchases also include repurchases of warrants to purchase common stock. Common stock and warrant repurchases are presented on a trade-date basis.

g. The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses, reflecting loans and increased lines of credit, represents that provided by Consumer & Business Banking, Card Services and Commercial Banking. The amount of credit provided to not-for-profit and government entities, including states, municipalities, hospitals and universities, represents that provided by the Investment Bank and is in addition to the $257 billion provided to other Investment Bank clients. Asset Management clients include individuals as well as related businesses.

J.P. Morgan Chase & Co.

News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.3 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today at 9:00 a.m. (Eastern Time) to review fourth-quarter financial results. The general public can access the call by dialing (866) 541-2724 or (877) 368-8360 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available at the Firm’s website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.

A replay of the conference call will be available beginning at approximately noon on January 13, 2012 through midnight, January 27, 2012 by telephone at (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 36748784. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2010 (as revised by a Current Report on Form 8-K dated November 4, 2011), and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 (as revised by a Current Report on Form 8-K dated November 4, 2011), June 30, 2011 (as revised by a Current Report on Form 8-K dated November 4, 2011), and September 30, 2011, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (www.jpmorganchase.com) and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS						FULL YEAR
					4Q11 Change				2011 Change
	4Q11		3Q11	4Q10	3Q11	4Q10	2011	2010	2010
SELECTED INCOME STATEMENT DATA
Reported Basis
Total net revenue	$21,471		$23,763	$26,098	(10)%	(18)%	$97,234	$102,694	(5)%
Total noninterest expense	14,540		15,534	16,043	(6)	(9)	62,911	61,196	3
Pre-provision profit	6,931		8,229	10,055	(16)	(31)	34,323	41,498	(17)
Provision for credit losses	2,184		2,411	3,043	(9)	(28)	7,574	16,639	(54)
NET INCOME	3,728		4,262	4,831	(13)	(23)	18,976	17,370	9

Managed Basis (a)
Total net revenue	22,198		24,368	26,722	(9)	(17)	99,767	104,842	(5)
Total noninterest expense	14,540		15,534	16,043	(6)	(9)	62,911	61,196	3
Pre-provision profit	7,658		8,834	10,679	(13)	(28)	36,856	43,646	(16)
Provision for credit losses	2,184		2,411	3,043	(9)	(28)	7,574	16,639	(54)
NET INCOME	3,728		4,262	4,831	(13)	(23)	18,976	17,370	9

PER COMMON SHARE DATA
Basic earnings	0.90		1.02	1.13	(12)	(20)	4.50	3.98	13
Diluted earnings	0.90		1.02	1.12	(12)	(20)	4.48	3.96	13

Cash dividends declared (b)	0.25		0.25	0.05	—	400	1.00	0.20	400
Book value	46.59		45.93	43.04	1	8	46.59	43.04	8

Closing share price (c)	33.25		30.12	42.42	10	(22)	33.25	42.42	(22)
Market capitalization	125,442		114,422	165,875	10	(24)	125,442	165,875	(24)

COMMON SHARES OUTSTANDING
Average: Basic	3,801.9		3,859.6	3,917.0	(1)	(3)	3,900.4	3,956.3	(1)
Diluted	3,811.7		3,872.2	3,935.2	(2)	(3)	3,920.3	3,976.9	(1)
Common shares at period-end	3,772.7		3,798.9	3,910.3	(1)	(4)	3,772.7	3,910.3	(4)

FINANCIAL RATIOS (d)
Return on common equity (“ROE”)	8%		9%	11%			11%	10%
Return on tangible common equity (“ROTCE”) (e)	11		13	16			15	15
Return on assets (“ROA”)	0.65		0.76	0.92			0.86	0.85

CAPITAL RATIOS
Tier 1 capital ratio	12.3	(g)	12.1	12.1
Total capital ratio	15.4	(g)	15.3	15.5
Tier 1 common capital ratio (f)	10.0	(g)	9.9	9.8

SELECTED BALANCE SHEET DATA (Period-end)
Total assets	$2,265,792		$2,289,240	$2,117,605	(1)	7	$2,265,792	$2,117,605	7
Wholesale loans	283,016		259,483	227,633	9	24	283,016	227,633	24
Consumer, excluding credit card loans	308,427		310,235	327,618	(1)	(6)	308,427	327,618	(6)
Credit card loans	132,277		127,135	137,676	4	(4)	132,277	137,676	(4)

Total Loans	723,720		696,853	692,927	4	4	723,720	692,927	4
Deposits	1,127,806		1,092,708	930,369	3	21	1,127,806	930,369	21
Common stockholders’ equity	175,773		174,487	168,306	1	4	175,773	168,306	4
Total stockholders’ equity	183,573		182,287	176,106	1	4	183,573	176,106	4

Deposits-to-loans ratio	156%		157%	134%			156%	134%

Headcount	260,157		256,663	239,831	1	8	260,157	239,831	8

LINE OF BUSINESS NET INCOME/(LOSS)
Investment Bank	$726		$1,636	$1,501	(56)	(52)	$6,789	$6,639	2
Retail Financial Services	533		1,161	459	(54)	16	1,678	1,728	(3)
Card Services & Auto	1,051		849	1,548	24	(32)	4,544	2,872	58
Commercial Banking	643		571	530	13	21	2,367	2,084	14
Treasury & Securities Services	250		305	257	(18)	(3)	1,204	1,079	12
Asset Management	302		385	507	(22)	(40)	1,592	1,710	(7)
Corporate/Private Equity	223		(645)	29	NM	NM	802	1,258	(36)

NET INCOME	$3,728		$4,262	$4,831	(13)	(23)	$18,976	$17,370	9

(a)	For further discussion of managed basis, see Note (a) on page 14.

(b)	On March 18, 2011, the Board of Directors increased the Firm’s quarterly common stock dividend from $0.05 to $0.25 per share.

(c)	Share prices shown for JPMorgan Chase’s common stock are from the New York Stock Exchange. JPMorgan Chase’s common stock is also listed and traded on the London Stock Exchange and the Tokyo Stock Exchange.

(d)	Quarterly ratios are based upon annualized amounts.

(e)	ROTCE, a non-GAAP financial ratio, measures the Firm’s earnings as a percentage of tangible common equity. In management’s view, this measure is meaningful to the Firm, as well as analysts and investors in assessing the Firm’s use of equity and in facilitating comparisons with competitors. For further discussion, see page 45 of the Earnings Release Financial Supplement.

(f)	Tier 1 common capital ratio is Tier 1 common capital divided by risk-weighted assets. The Firm uses Tier 1 common capital along with the other capital measures to assess and monitor its capital position. For further discussion of Tier 1 common capital ratio, see page 45 of the Earnings Release Financial Supplement.

(g)	Estimated.